Mine Safety Disclosure                                         Exhibit 95

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violation Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)

Center Mine / 3200218	—	—	—	—	—	879	—	No	No	—	—	—

In May 2012, BNI Coal, owner of Center Mine, received six citations under Section 104(a) of the Mine Safety Act, none of which related to significant and substantial (S&S) safety violations. The total penalties assessed on BNI with respect to the six citations were $879.